Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of August 1, 2026 (the “Effective Date”), is entered into by and between Gary C. Evans (“Executive”) and United States Antimony Corporation, a Texas corporation (the “Company”).

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.          EMPLOYMENT. During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as the Chief Executive Officer of the Company and Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with such position and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report to the Board of Directors of the Company (the “Board”) and shall be nominated to stand for election to the Board during the Term. Executive shall have such powers and duties with respect to the Company as may be assigned to Executive by the Board, to the extent consistent with Executive’s position as Chief Executive Officer of the Company. Executive agrees to devote substantially all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s written policies as in effect from time to time. Notwithstanding the foregoing, Executive may (i) participate in or serve or advise on the boards of directors of (A) civic and charitable activities, and (B) with the Board’s consent (not to be unreasonably withheld or delayed), additional private and public companies that do not compete with the Company, (ii) engage in speaking activities, (iii) manage Executive’s and Executive’s immediate family’s personal investments, and (iv) purchase or own securities in any private or publicly traded companies that do not compete with the Company; in all events so long as such activities do not conflict with or materially interfere with Executive’s performance of Executive’s duties hereunder. During the Term, Executive’s principal place of employment shall be principally, Dallas, Texas (the “Principal Location”); provided, however, that Executive shall travel as necessary to fulfill Executive’s duties and responsibilities to the Company.

2A.          TERM. This Agreement, and Executive’s employment hereunder, shall commence on the Effective Date and shall continue for a period of three (3) years following the Effective Date (the “Initial Term”), unless earlier terminated in accordance with the terms of this Agreement. If not earlier terminated, the Initial Term shall automatically be renewed for successive one (1)-year periods on the third anniversary of the Effective Date and on each anniversary thereafter (the Initial Term, together with each successive one-year renewal term, the “Term”), unless either party hereto provides written notice to the other, at least ninety (90) days prior to the end of the applicable Term, that it elects not to extend the Term, which notice shall be irrevocable (any such notice, a “Non-Renewal Notice”). Notwithstanding anything to the contrary in this Agreement, Executive’s employment hereunder is “at will” and may be terminated by the Company or Executive at any time for any reason or for no reason, with or without Cause (as defined below), subject to the provisions of Section 1 of the Standard Terms and Conditions attached as Exhibit A hereto (the “Standard Terms and Conditions”).

3A.          COMPENSATION.

(a)            BASE SALARY. During the Term, the Company shall pay Executive an annual base salary of $430,000 (the “Base Salary”), pro-rated for partial years of employment. The Base Salary shall be payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time, but no less often than monthly). The Base Salary will be reviewed annually by the Board (or its Compensation Committee (the “Committee”)), and may be adjusted in the sole discretion of the Board. For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)            ANNUAL BONUS. For each calendar year ending during the Term, Executive shall be eligible to receive a discretionary annual cash bonus (payable at the same time as bonuses are paid to other executives at the Company, but in no event later than March 15 of the calendar year following the year with respect to which such bonuses are payable). The target amount of the annual bonus shall be equal to 100% of Executive’s Base Salary (the “Target Bonus”), with the actual amount (which could be less or greater than the target amount above but in no event greater than 200% of Executive’s Base Salary), if any, in all cases to be determined by the Committee, in consultation with the Board and based on performance metrics proposed by management and approved by the Committee. The payment of any such bonus, to the extent payable, will be subject to Executive’s continued employment through the date on which the bonus is paid. Executive may also be eligible to receive additional bonuses from time to time as determined by the Committee in its sole discretion.

(c)            BENEFITS. During the Term, Executive shall be entitled to participate in any welfare, health and life insurance, pension, retirement, benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated senior executives of the Company and subject to the terms and conditions of such programs. Nothing in this Agreement will preclude the Company from changing, altering or terminating any of the plans or programs for which employees of the Company are eligible, in whole or in part, in the Company’s sole discretion. Executive also shall be entitled to statutory holidays and the number of paid holidays provided for under the policies and procedures of the Company, as they may exist from time to time. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)            Vacation. During the Term, Executive shall be entitled to five (5) weeks of paid vacation each year, in accordance with the Company’s vacation policy applicable to similarly situated senior executives of the Company generally, as it may exist from time to time. Executive shall take such vacation only at times approved in writing in advance by the Board, which approval shall not be unreasonably withheld.

(ii)           Reimbursement for Expenses. During the Term, the Company shall reimburse Executive for all reasonable expenses incurred by Executive in performing Executive’s duties for the Company, on at least the same basis as similarly situated senior executives and in accordance with the Company’s policies as in effect from time to time.

(d)            EQUITY AWARDS. Under and subject to the provisions of the United States Antimony Corporation Amended and Restated Equity Incentive Plan, as amended from time to time (the “2023 Plan”), Executive shall be eligible to receive annual awards, subject to applicable approvals of the Board and the Committee, in the range of 200% to 250% of Executive’s Base Salary, as determined in the Committee’s sole discretion and consistent with market practice and Company performance. In the event of a Change of Control, all outstanding equity awards under the 2023 Plan shall vest in accordance with the terms of the 2023 Plan; provided, however, that if any awards are assumed or replaced in connection with the Change in Control, vesting shall continue in accordance with the terms of the assumed or replaced awards unless otherwise determined by the Committee. Any cash out, substitution or adjustment of any awards by the Committee under the 2023 Plan shall be effectuated in a manner that is consistent with the terms and conditions of the 2023 Plan. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the 2023 Plan.

4A.          NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, overnight delivery by a nationally recognized carrier, facsimile transmission or PDF, in each case to the applicable address set forth below (or, if by e-mail transmission or PDF, to an email account provided by the other party), and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:

United States Antimony Corporation

3328 W. Lovers Lane

Unit 100

Dallas, TX 75209

Attention: Shawn Winkler

Email: swinkler@usantimony.com

If to Executive:

Gary C. Evans

P.O. Box 540308

Dallas, TX 75354

At the most recent address (and/or email address) for Executive on record at the Company.

Either party may change such party’s address (or email address) for notices by notice duly given pursuant hereto.

5A.          GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement or Executive’s employment) shall be governed by and construed under and in accordance with the internal laws of the State of Texas without reference to its principles of conflicts of laws. Any dispute between the parties hereto arising out of or related to this Agreement or Executive’s employment will be heard exclusively and determined before an appropriate federal court located in the State of Texas, or an appropriate Texas state court located in Dallas County, Texas and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes. The parties hereto acknowledge and agree that, in the course of performing duties hereunder for the Company, Executive shall have multiple contacts with the business and operations of the Company, as well as other businesses and operations in the State of Texas, and that for those and other reasons this Agreement and the undertakings of the parties hereunder bear a reasonable relation to the State of Texas. Each party hereto (a) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (b) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (c) irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (d) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6A.          COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7A.         STANDARD TERMS AND CONDITIONS. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

8A.         SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)            It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder (“Section 409A”) or an available exemption therefrom, and thus avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.

(b)            For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (the date of any such Separation from Service, a “Termination Date”).

(c)            If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to Section 1 of the Standard Terms and Conditions to the extent that any such payment would constitute “nonqualified deferred compensation” (if at all) within the meaning of Section 409A until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 8A(c) shall be paid (without interest) as soon as practicable after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable after the date of Executive’s death).

(d)            To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

(e)            In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder. The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A, provided that Executive shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps.

(f)            Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. All payments to be made upon a termination of employment under this Agreement may only be made upon a Separation from Service under Section 409A.

9A.         INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that, except as otherwise required by applicable law, neither the Company nor any of its subsidiaries and affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of the Standard Terms and Conditions of this Agreement.

10A.       REDUCTION OF CERTAIN PAYMENTS. Notwithstanding anything to the contrary in this Agreement, in any other agreement between Executive and the Company or any plan maintained by the Company, if there is a 280G Change in Control (as defined in Section 10A(e)(i) below), the following rules shall apply:

(a)            Except as otherwise provided in Section 10A(c) below, if it is determined in accordance with Section 10A(d) below that any portion of the Contingent Compensation Payments (as defined in 10A(e)(ii) below) that otherwise would be paid or provided to Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such Contingent Compensation Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Contingent Compensation Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Section 10A(e)(iii) below).

(b)           If the Auditor (as defined in Section 10A(d) below) determines that any reduction is so required, the Payments to be reduced, and the reduction to be made to such Payments, shall be determined by the Auditor in its sole discretion in a manner which will result in the least economic cost to Executive, and if the reduction with respect to two or more Payments would result in equivalent economic cost to Executive, such Payments shall be reduced in the inverse chronological order of the dates on which such Payments were otherwise scheduled to be made to Executive, until the required reduction has been fully achieved.

(c)            Notwithstanding the foregoing, no reduction in any of the Executive’s Contingent Compensation Payments shall be made pursuant to Section 10A(a) above if it is determined in accordance with Section 10A(d) below that the After Tax Amount of the Contingent Compensation Payments payable to Executive without such reduction would exceed the After Tax Amount of the reduced Contingent Compensation Payments payable to Executive in accordance with Section 10A(a) above. For purposes of the foregoing, (x) the “After Tax Amount” of the Contingent Compensation Payments, as computed with, and as computed without, the reduction provided for under Section 10A(a) above, shall mean the amount of the Contingent Compensation Payments, as so computed, that Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Contingent Compensation Payments in the year or years in which payable; and (y) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Contingent Compensation Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(d)           A determination as to whether any Excise Tax is payable with respect to Executive’s Contingent Compensation Payments and if so, as to the amount thereof, and a determination as to whether any reduction in Executive’s Contingent Compensation Payments is required pursuant to the provisions of Sections 10A(a) and 10A(c) above, and if so, as to the amount of the reduction so required, shall be made by no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) jointly selected by Executive and the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates. If Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to Executive and to the Company. The determinations made by the Auditor pursuant to this Section 10A(d) shall be binding upon Executive and the Company.

(e)            For purposes of the foregoing, the following terms shall have the following respective meanings:

(i)            “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder.

(ii)           “Contingent Compensation Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to Executive or for Executive’s benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the 280G Change in Control) if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

(iii)          “Excise Tax Threshold Amount” shall mean an amount equal to (x) three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement, effective as of the Effective Date.

COMPANY

United States Antimony Corporation

By:	/s/ Joseph A. Carrabba
Name:	Joseph A. Carrabba
Title:	Director and Chair of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Gary C. Evans
Gary C. Evans

[Signature Page to Employment Agreement]

EXHIBIT A

STANDARD TERMS AND CONDITIONS

1.            TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)           DEATH. Executive’s employment shall terminate automatically upon Executive’s death. In the event Executive’s employment hereunder is terminated by reason of Executive’s death, (i) the Company shall pay Executive’s designated beneficiary or beneficiaries (or, if none, Executive’s estate), within thirty (30) days of Executive’s death (or such earlier date as may be required by applicable law) in a single, lump sum in cash, (A) Executive’s Base Salary through the end of the month in which Executive’s death occurs, and (B) any Accrued Obligations (as defined below); and (ii) Executive shall be entitled to receive the same severance entitlements described in Section 1(d) below.

(b)           DISABILITY. As used herein, “Disability” shall mean such term (or word of like import) as defined under the long-term disability policy of the Company regardless of whether Executive is covered by such policy. If the Company does not have a long-term disability policy in place, “Disability” means that Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any medically determinable physical or mental impairment for a period of four (4) consecutive months. If within thirty (30) days after written notice of a pending termination for Disability is provided to Executive by the Company (in accordance with Section 4A above), Executive is not able to substantially perform Executive’s duties hereunder, then Executive’s employment under this Agreement may be terminated by the Company due to such Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, (i) the Company shall pay Executive within thirty (30) days of such termination (or such earlier date as may be required by applicable law) in a single, lump sum in cash (A) Executive’s Base Salary through the end of the month in which termination occurs, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company, and (B) any Accrued Obligations; and (ii) Executive shall be entitled to receive the same severance entitlements described in Section 1(d) below.

(c)           TERMINATION FOR CAUSE; TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Upon the termination of Executive’s employment by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense by Executive; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 below; (iv) Executive’s continued willful failure to perform or gross neglect of the material duties required by this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); or (v) a knowing and material violation by Executive of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest, which policy had been provided to Executive in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (ii), (iii), (iv) or (v) above which is capable of being cured, Executive shall have a period of no less than ten (10) days after Executive is provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach, the nature of the willful or gross neglect or the violation that the Company believes constitutes Cause.

(d)           TERMINATION BY THE COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON WITHOUT A CHANGE IN CONTROL. If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than for Cause or if Executive terminates Executive’s employment hereunder prior to the expiration of the Term for Good Reason, in any case, outside of the Change in Control Period (as defined below), then:

(i)            the Company shall pay to Executive an amount equal to one-and-a-half (1.5) times the sum of the Executive’s Base Salary and Target Bonus, payable in substantially equal installments in accordance with the Company’s normal payroll practices over the eighteen (18) months from the Termination Date (the “Severance Period”), which installments shall commence on the first payroll date following the effective date of the Release (as defined below) and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon (it being understood that if any applicable Release consideration/revocation period spans two calendar years, in no event shall any such payments be made prior to the first Company payroll date in the latter such calendar year, if later than the date such payments would otherwise commence);

(ii)           in addition, the Company shall pay Executive within thirty (30) days after the Termination Date (or such earlier date as may be required by applicable law) in a lump sum in cash any Accrued Obligations;

(iii)          in addition, the Company shall pay a pro-rated bonus for the calendar year in which the Termination Date occurs based on the number of calendar days Executive was employed by the Company in relation to three hundred sixty five (365). Such pro-rated bonus shall be based upon actual Company performance for such calendar year and shall be paid no event later than March 15 of the calendar year following the year with respect to which such bonuses are payable; and

(iv)          the Company shall, during the Severance Period, provide Executive with continued coverage under the Company’s group health plan, at the Company’s cost, or with an additional taxable monthly payment in an amount equal to the full premiums for continued healthcare coverage under the Company’s plans through COBRA, at the same coverage level as in effect for Executive as of the Termination Date. Notwithstanding the foregoing, in the event Executive obtains alternative employment during the Severance Period offering employer-paid healthcare coverage that is no less favorable in the aggregate than the benefits provided under the Company’s group health plan for active employees, Executive shall enroll in and obtain coverage under such new employer’s plan at the earliest opportunity and the Company’s obligations under this clause (iv) shall cease as of the effective date of such alternate coverage.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (A) a material diminution in Executive’s duties and responsibilities, excluding for this purpose any such instance that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement, (B) a material reduction in Executive’s Base Salary or Target Bonus, (C) the Company requiring Executive’s Principal Location to be relocated beyond one hundred (100) miles, or (D) any material breach by the Company of this Agreement; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance constituting “Good Reason” shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

(e)           TERMINATION BY THE COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL. If Executive’s employment hereunder is terminated during the Term by the Company for any reason other than for Cause or if Executive terminates Executive’s employment hereunder during the Term for Good Reason, in any case, within twenty-four (24) months following a Change in Control (the “Change in Control Period”), then Executive shall be entitled to receive the same severance entitlements described in Section 1(d), except that:

(i)            the total amount of payments pursuant to Section 1(d)(i) shall be equal to two (2) times the sum of Executive’s Base Salary and Target Bonus, payable in substantially equal installments in accordance with the Company’s normal payroll practices over the twenty-four (24) months from the Termination Date (the “CIC Severance Period”);

(ii)           if actual performance is not reasonably determinable as of the Termination Date, the pro-rated bonus pursuant to Section 1(d)(iii) shall be based upon the established targets; and

(iii)          the benefits payable pursuant to Section 1(d)(iv) shall be paid or provided during the CIC Severance Period (i.e., up to twenty-four (24) months rather than up to eighteen (18) months).

(f)            RELEASE. The payments and severance benefits described in Sections 1(a), 1(b), 1(d) and 1(e), with the exception of the payment of the Accrued Obligations thereunder, shall be subject to Executive’s compliance in all material respects with the restrictive covenants set forth in Section 2 below and Executive’s execution within twenty-one (21) days following the Termination Date (or such longer period as may be required by applicable law) and non-revocation of a mutual general release of claims (the “Release”).

(g)           EXCLUSIVE BENEFIT. Except as expressly provided in this Section 1, Executive shall not be entitled to any additional payments or benefits upon or in connection with Executive’s termination of employment.

(h)           ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the Termination Date; (ii) any unreimbursed business expenses incurred by Executive prior to the Termination Date that are reimbursable in accordance with Section 3A(c)(ii) above; and (iii) the value of any accrued and unused vacation days.

(i)            RESIGNATION FROM ALL POSITIONS. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign as of the Termination Date from all positions that Executive holds with the Company and any of its subsidiaries, including, without limitation, the Board and all boards of directors of any subsidiary of the Company or any parent company of the Company. Executive hereby agrees to execute all documentation and to take all reasonable actions necessary to effectuate such resignations upon request by the Company.

2.            CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)           COMPANY. As used in this Section 2, the “Company” shall mean United States Antimony Corporation and any company controlled by, controlling or under common control with United States Antimony Corporation (including, but not limited to, United States Antimony, Mexico S.A. de C.V., Antimony de Mexico SA de CV, and Bear River Zeolite Company).

(b)           CONFIDENTIALITY. Executive acknowledges that, while employed by the Company, Executive has occupied and will occupy a position of trust and confidence. The Company has provided and shall provide Executive with Confidential Information (as defined below). Executive shall not, except as Executive in good faith deems appropriate to perform Executive’s duties hereunder or as required by applicable law or regulation, governmental investigation, subpoena, or in connection with enforcing the terms of this Agreement (or any agreement referenced herein), without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean information about the Company and its businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof or the terms of any previous confidentiality obligation by Executive to the Company) and that was learned or developed by Executive in the course of employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, provided, that Confidential Information shall not include any information that is generally known to the public or in the relevant industry or which becomes known through no fault of Executive. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Executive agrees to deliver, return to the Company (or destroy, to the extent physically returning the following is not possible), at the Company’s written request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, whether kept in tangible form or intangible form in the cloud or otherwise, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written and digital information (and all copies thereof) furnished by the Company or prepared by Executive in the course of Executive’s employment by the Company; provided, that, Executive may retain Executive’s personal effects, contacts, copies of documentation reasonably necessary for Executive to prepare Executive’s tax returns and documents relating to Executive’s compensation.

(c)           ACKNOWLEDGMENTS; REASONABLENESS OF RESTRICTIONS.

(i)            Company’s Business. The “Company’s Business” means: (A) the mining, transportation, milling and smelting of antimony; (B) the production, marketing and sale of antimony-based and antimony-derived products including, but not limited to, antimony oxide, sodium antimonate and antimony metal; and (C) other products and services offered or acquired by the Company during Executive’s employment with the Company.

(ii)           Executive acknowledges that:

(A)          Executive has received sufficient consideration for the obligations, restrictions and covenants set forth in this Section 2 (including, but not limited to, the rights set forth in Section 1 of these Standard Terms and Conditions);

(B)           the Company conducts business (1) throughout the United States of America, (2) throughout Mexico, and (3) globally (the “Restricted Area”), and Executive has and will continue to have access to the Company’s Confidential Information that applies to that business;

(C)           during Executive’s employment with the Company, Executive will be engaged in the Company’s Business and, as a result of Executive’s employment with the Company, Executive will have access to the Company’s Confidential Information (including, but not limited to, Confidential Information relating to the Company’s Customer, Prospective Customers and employee’s), will benefit from the Company’s goodwill, and will obtain a competitive advantage as to the Company, its customers and prospective customers, and its employees;

(D)	the nature of the Company’s Business is highly competitive;

(E)           the type and periods of restriction imposed in this Section 2 are fair and reasonable and are required for the protection of the Company and the goodwill associated with the Company; and

(F)           the restrictions contained in this Section 2 are reasonable and necessary for the protection of the Company’s legitimate business interests, and do not impose an unreasonable hardship on Executive.

(c)           NON-COMPETITION. Ancillary to Executive’s employment with the Company and access to certain Confidential Information and goodwill, during Executive’s employment with the Company, and for a period of one (1) year after the termination of Executive’s employment with the Company (for any reason, whether voluntary or involuntary), Executive agrees that Executive shall not, either directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity:

(i)            engage or attempt to engage in the Company’s Business, in or with respect to the Restricted Area; or

(ii)           otherwise engage in, or assist any other person or entity to engage in, any activity in competition with the Company.

(d)           NON-SOLICITATION OF/NON-INTERFERENCE WITH CUSTOMERS AND PROSPECTIVE CUSTOMERS. During Executive’s employment with the Company, and for a period of two (2) years after the termination of Executive’s employment with the Company (for any reason, whether voluntary or involuntary), Executive shall not, in any manner, directly or indirectly, other than as authorized in the course of performing Executive’s duties as an employee, and on behalf, of the Company:

(i)            solicit or attempt to solicit any Customer or Prospective Customer with respect to Competing Products or Services, or offer to provide Competing Products or Services to any Customer or Prospective Customer, or assist any other person or entity to do so; or

(ii)           interfere or attempt to interfere with the Company’s relationship with a Customer or Prospective Customer.

“Competing Products or Services” means any products and/or services that are of the type provided, are a substitute for, or are directly or indirectly competitive with the products or services then sold or provided by the Company or which are under development by the Company.

“Customer” means a person or entity that (a) has been a purchaser of the Company’s products or services during the twelve (12) month period prior to (i) the solicitation or interference, if during Executive’s employment with the Company, and (ii) the termination of Executive’s employment with the Company, if during the two (2) year period following the termination of Executive’s employment with the Company.

“Prospective Customer” means a person or entity to which the Company has provided a proposal or actively and directly marketed its products or services during the twelve (12) month period prior to (i) the solicitation or interference, if during Executive’s employment with the Company, and (ii) the termination of Executive’s employment with the Company, if during the two (2) year period following the termination of Executive’s employment with the Company.

(e)           NON-SOLICITATION OF PERSONNEL. During Executive’s employment with the Company, and for a period of two (2) years after the termination of Executive’s employment with the Company (for any reason, whether voluntary or involuntary), Executive shall not, in any manner, directly or indirectly, solicit, recruit, or induce, in any manner, whether directly or indirectly, or assist any other person to solicit, recruit, or induce, any Personnel to:

(i)            leave, cease, or terminate his or her employment or engagement with the Company; or

(ii)           become employed or engaged by a person or entity providing Competing Products or Services (as defined above).

Notwithstanding the foregoing, Executive is not precluded from soliciting or hiring any individual who (i) initiates discussions regarding employment on his or her own, (ii) responds to any public advertisement or general solicitation, or (iii) has been involuntarily terminated by the Company prior to the solicitation.

“Personnel” means any person who is employed or engaged (whether as an employee, contractor, or consultant) by the Company during Executive’s employment with the Company and at the time of, or in the twelve (12) month period preceding, any direct or indirect solicitation, recruitment, or inducement.

(f)            PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (as defined below) are and shall be considered works made for hire by Executive for the Company. Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company. In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company. Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company. Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation. For purposes of this Agreement, “Employee Developments” means any discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company, whether created alone or with others, during or after working hours (including before the Effective Date). All Confidential Information and all Employee Developments shall remain the sole property of the Company. Executive has not acquired and shall not acquire any proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns to the Company all such proprietary rights. Executive shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(e)           CERTAIN EXCEPTIONS. Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the undersigned has reason to believe is unlawful.

(f)            COMPLIANCE WITH POLICIES AND PROCEDURES. During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.

(g)           SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.            TERMINATION OF PRIOR AGREEMENTS / EXISTING CLAIMS / AUTHORITY. This Agreement constitutes the entire agreement between the parties hereto and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and no such person or entity is making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. The Company represents that it has due authority to enter into this Agreement and has taken all necessary corporate action to enter into this Agreement and provide the compensation set forth herein.

4.            ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, other than Executive to his heirs and beneficiaries upon his death to the extent provided in this Agreement; provided that (i) the Company may assign or transfer this Agreement to any subsidiary or affiliate of the Company, and (ii) in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

5.            WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.            HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.	REMEDIES FOR BREACH.

(a)           Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach. Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under these Standard Terms and Conditions.

(b)           Executive expressly agrees and understands that in the event of a breach or threatened breach by Executive of Section 2 of these Standard Terms and Conditions, the Company will have no adequate means of protecting its Confidential Information, Company goodwill, reputation, acquired market standing, training investment, commercial advantages, and other rights under this Agreement, the Company will suffer irreparable harm; and money damages alone will not be an adequate and complete remedy to redress the harm to the Company. Accordingly, Executive agrees that, upon Executive’s breach or threatened breach of any provision of such Section 2, the Company shall be entitled to seek from any court of competent jurisdiction immediate injunctive relief and a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Agreement shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

(c)           If Executive violates Section 2 of these Standard Terms and Conditions, unless expressly prohibited by law, the period of the covenant shall be automatically extended for a period of time equal to the period of such breach.

(d)           If the Company seeks a temporary restraining order, an injunction, or any other form of equitable relief for Executive’s violation of Section 2 of these Standard Terms and Conditions, and recovers any such relief, or if the Company obtains a final judgment of a court of competent jurisdiction pursuant to which Executive is determined to have breached Executives obligations in such Section 2, Executive shall reimburse the Company for its reasonable attorneys’ fees, court costs, and other costs and expenses incurred obtaining that relief and/or judgment (even if other relief is denied).

8.            WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

9.            SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

10.          SARBANES-OXLEY ACT OF 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act, and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall be provided to Executive as compensation (and not as a loan) to Executive (and as such shall be subject to tax withholding obligations).

11.          EXECUTIVE ACKNOWLEDGEMENTS. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that Executive’s acceptance of employment with the Company and the performance of Executive’s duties and responsibilities hereunder will not, in any case, violate any agreement between Executive and any other person, firm, organization or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party, in any case, that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) all compensation payable under this Agreement, inclusive of equity awards under the 2023 Plan, are subject to the Company’s clawback policy, SEC Rule 10D-1 and applicable New York Stock Exchange requirements.

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